Exhibit 3.1(a)

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRW Automotive Holdings Corp.

May 15, 2015

1.              The name of the corporation is TRW Automotive Holdings Corp. (the “Corporation”).

2.              The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

3.              The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”).

4.              The total number of shares that the Corporation shall have authority to issue is 100 shares of common stock, and the par value of each of such shares is $0.01.

5.              The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

6.              Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

7.              To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director.  No amendment to, modification of or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.              (a) The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, against all expense and liability and loss suffered and expenses reasonably incurred by such Covered Person in enforcing the provisions of this paragraph 8 (including attorney’s fees, and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties).  Notwithstanding the foregoing sentence, except for claims for indemnification (during the pendency of the disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify and hold harmless a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation.  Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

(b) The Corporation to the fullest extent permitted by the DGCL may advance to any person who is or was a director, officer, employee or agent of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys’ fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this paragraph 8 or otherwise.  The Corporation by provisions in its bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

9.              Any right to indemnification and advancement of expenses conferred as permitted by paragraph 8 shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of this Certificate of Incorporation of the Corporation, any agreement, any vote of stockholders or the board of directors or otherwise.